Exhibit 10.20

CONFIDENTAL SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Confidential Settlement Agreement, Mutual Release, and Separation Agreement (the “Agreement”) is made by and between Blue Ridge Digital Mining LLC (“Blue Ridge”), Merkle Standard LLC (“MS”), BV Power Alpha LLC (“BVPA”), VCV Digital Infrastructure Holdings, LLC (“VCV Holdings”), and VCV Digital Infrastructure Alpha LLC (together, with VCV Holdings, “VCV”) (collectively “the Parties”).

RECITALS

WHEREAS, Blue Ridge and BVPA are parties to a Co-location License Agreement (the “License Agreement”) dated September 27, 2022;

WHEREAS, the License Agreement relates to a digital asset mining facility in Spartanburg County, South Carolina (“Licensed Location”);

WHEREAS, MS executed a guarantee agreement related to the obligations of Blue Ridge under the License Agreement (the “Guarantee Agreement”);

WHEREAS, VCV executed a promissory note dated September 29, 2022 to MS (“Promissory Note”);

WHEREAS, certain issues have arisen between the Parties regarding the performance obligations under the License Agreement, the Guarantee Agreement, and the Promissory Note;

WHERAS, a series of Standstill Agreements have been executed to allow for time for the Parties to resolve their differences without litigation;

WHEREAS, VCV intends and agrees to purchase Blue Ridge pursuant to the terms of this Agreement and the Exhibits attached hereto, including:

(1)	The Purchase and Sale Agreement (“PSA”) by and among MS and VCV (Exhibit A);

(2)	Contribution Agreement, by and among MS, VCV and Blue Ridge, pursuant to which MS contributes the Promissory Note to Blue Ridge (Exhibit B);

(3)	Resolutions of MS, approving the Contribution Agreement and PSA (Exhibit C);

(4)	Blue Ridge Consent of Member regarding Contribution Agreement (Exhibit D);

(5)	Assignment & Assumption Agreement, pursuant to which MS transfers the equity interests of Blue Ridge to VCV Holdings (Exhibit E);

(6)	Security Agreement (Exhibit F)

(7)	Bad Boy Personal Guaranty (Exhibit C-1 to the PSA) made by Jerry Tang in favor of MS, pursuant to which Tang agrees to certain guarantees with respect to VCV and BVPA

(8)	Guaranty (Exhibit C-2 to the PSA) made by BVPA in favor of MS, pursuant to which BVPA agrees to certain guarantees with respect to VCV Holdings

(9)	Confession of Judgment Affidavit (Exhibit G).

The foregoing documents, executed copies of which shall be attached as Exhibits hereto, are expressly incorporated by reference into this Agreement and, with the Agreement, collectively constitute the “Transaction.”

WHEREAS, the Parties to this Agreement desire to complete the Transaction and be free of any further controversy between and among them with respect to the License Agreement, the Guarantee Agreement, the Licensed Location, the Promissory Note, and to avoid the expense, inconvenience, and distraction of burdensome and protracted litigation.

NOW, THEREFORE, in consideration of the promises and agreements set forth in this Agreement, which incorporate by reference all Exhibits, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

AGREEMENT

1.	Incorporation of Recitals and Exhibits. The foregoing Recitals and accompanying Exhibits are true and correct and are incorporated into the terms of this Agreement.

2.	The Transaction and Closing Date. The closing for this Transaction shall take place on May 20, 2025, which is the date that all related Exhibits shall be executed by the Parties and the Transaction completed. The Transaction is intended to replace and supersede all of the Parties’ prior contractual and commercial relationships. For the purchase of Blue Ridge, and as consideration for the settlement of all claims between and among the Parties, commencing on August 15, 2025, VCV Holdings shall pay to MS $97,166.67 per month for 24 months, for a total of $ $2,332,000 million, as memorialized in the PSA attached hereto as Exhibit A (the “Payment”). The Payment shall be made to MS by wire as set forth in the PSA. An installment of the Payment shall be considered timely made provided that it has been initiated by wire either on or before the day the installment is due as set forth in the PSA.

The only assets held by Blue Ridge at the time of closing, which will be purchased by VCV Holdings, are its rights in the “Service Framework Agreement” dated August 15, 2022, between Bitmain Technologies Georgia Limited (“Bitmain”) and Blue Ridge (the “Bitmain Contract”) and the Promissory Note, contributed by MS to Blue Ridge per Exhibits B, C and D. Upon closing the Transaction, all rights and liabilities of Blue Ridge arising under the Bitmain Contract shall continue to be held by Blue Ridge or VCV Holdings as the purchaser of Blue Ridge pursuant to this Agreement and its Exhibits. MS will receive security for VCV Holdings’s payments as set forth in Security Agreement attached hereto as Exhibit F.

3.	Power to Confess Judgment. In the event that any portion of the Payment is not timely paid in accordance with this Agreement and the PSA, BVPA and VCV, jointly and severally hereby empower any attorney of any court of record, to appear for BVPA and VCV, with or without complaint filed, confess judgment, or a series of judgments, against BVPA and VCV, jointly or severally, in favor of MS for the liability of the Payment less any amounts received from BVPA or VCV, plus interest accruing at eight percent (8%) and reasonable attorneys’ fees and costs, and in doing so, this Agreement or a copy verified by affidavit shall be a sufficient warrant. BVPA and VCV hereby forever waive and release all errors in said proceedings and all rights of appeal and all relief from any and all appraisement, stay or exemption laws of any state now in force or hereinafter enacted. BVPA and VCV hereby forever waive and release any obligation to provide an original document of this agreement to any court of record to effectuate such judgment.

BVPA and VCV acknowledge, understand, and agree to such confession of judgment in the event any portion of the payment is not timely paid as set forth above and acknowledge, understand, voluntarily agree to this provision and such confession of judgment of judgments.

No single exercise of the foregoing power to confess judgment, or a series of judgments, shall be deemed to exhaust the power, whether or not any such exercise shall be held by any court to be invalid, voidable, or void, but the power shall continue undiminished and it may be exercised from time to time as often as MS shall elect until such time as MS shall have received the Payment in full in accordance with this Agreement and the PSA and any applicable interest, reasonable attorneys’ fees, and costs.

For avoidance of doubt, the confession of judgment affidavit attached to this agreement shall be submitted in support of an exercise of the power to confess judgment in this Section only in the event, as set forth herein, any portion of the Payment is not timely paid as set forth in Section 2 herein or in the PSA.

For avoidance of doubt, Jerry Tang is also known as Yuan Tang, and VCV and BVPA acknowledge and agree that documents signed by Jerry Tang or Yuan Tang on behalf of VCV or BVPA are binding against such party.

4.	Termination of Prior Agreements. The Parties expressly agree, represent, and warrant that as of the Closing Date, this Agreement and the accompanying Exhibits, are the only remaining contracts existing between the Parties, and all oral or written prior agreements between the Parties related to their commercial affairs, including but not limited to, the License Agreement, the Guarantee Agreement, and the Standstill Agreements, shall be or have been effectively terminated and are null, void, and of no force and effect. The sole exception is the Promissory Note, which will be contributed by MS to Blue Ridge per Exhibits B, C, and D.

5.	Vacation of the Licensed Location. MS shall have fully vacated the Licensed Location, including the removal of Blue Ridge’s mining operations and related machines, by no later than June 30, 2025. For the avoidance of doubt, the machines and other personal property located at the site are not among the assets being purchased by BVPA and VCV in connection with the Transaction. The only assets held by Blue Ridge when VCV Holdings acquires Blue Ridge are Blue Ridge’s rights in the Bitmain Contract and the Promissory Note. Notwithstanding the above, MS agrees to an obligation to keep 5,000 machines at the Licensed Location for the month of May 2025, and to maintain a site usage of 12MW (exclusive of Bitmain’s usage) during that month, at a negotiated power cost of $58/MWH. MS has prepaid for this power in an amount of $517,824, minus a $8,286 refund for vacating an Antbox on April 13, for a total of $509,538. MS has also passed on to VCV Bitmain’s prepayment of $904,895 for May power. Other than these obligations for the month of May 2025, it is understood that MS will vacate the Licensed Location in a manner within its sole discretion and with VCV and BVPA’s full cooperation in MS’s removal of Blue Ridge’s mining operations and related machines.

6.	Option to Purchase. VCV Holdings shall have the option (the “Option”) to purchase any or all of the machines located on site (the “Option Machines”) for the sum of $8.00/TH for the XPs and $3.00/TH for the Jpros (the “Option Price”). In the event that VCV Holdings does not provide notice to MS of its desire to exercise the Option specifying the amount of the purchase (“Option Notice”) within ten (10) calendar days of the signing of this Agreement, the Option will expire and be of no further effect. If VCV Holdings sends an Option Notice to MS then MS shall sell the Option Machines to VCV Holdings for the Option Price pursuant to a separate agreement to be negotiated in good faith between the parties and to be executed within thirty (30) calendar days of the signing of this Agreement. If the sale agreement is not executed within thirty (30) calendar days of the signing of this Agreement, the Option will expire and be of no further effect.

7.	Mutual Releases. As of the Closing Date, each Party forever releases and discharges the other and its subsidiaries, parents, divisions, affiliates, officers, directors, owners, shareholders, members, managers, associates, predecessors, successors, assigns, agents, partners, employees, insurers, representatives, attorneys, and any and all persons acting by, through, under or in concert with them, of and from any and all manner of action(s) and cause(s) of action, damages, losses, liabilities and demands, in law or in equity, of whatsoever nature or description, whether known or unknown, whether foreseen or unforeseen, which have arisen, may have arisen or which may in the future arise, concerning the License Agreement, Licensed Location, Guarantee Agreement, and the Promissory Note (the “Released Claims”). This Agreement expressly extends to and includes, but is not limited to, any and all causes of action based on any statute, common law, claim of fraud, or fraudulent inducement and expressly extends to and includes, but is not limited to, each and every claim or cause of action that was asserted or that could have been asserted by any Party against the other for all past and future economic damages, non- economic damages and awards recoverable or potentially recoverable in any litigation.

8.	Waiver of Cal. Civ. Code §1542. The Parties agree that the Released Claims in Section 7, above, includes not only claims presently known to the Parties, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims. The Parties understand that they may hereafter discover facts different from what they now believe to be true, which if known, could have materially affected the above Released Claims, but nevertheless waive any claims or rights based on different or additional facts. The Parties knowingly and voluntarily waive any and all rights or benefits that they may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HER OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HER SETTLEMENT WITH THE DEBTOR.

9.	Confidentiality. Each Party acknowledges the confidential nature of the terms and conditions of this Agreement and its Exhibits (collectively, the “Confidential Information”) and agrees that it shall not (a) disclose any of such Confidential Information to any person or entity, except to such Party’s affiliates, employees, advisors (including, without limitation, legal counsel) and other representatives who need to know the Confidential Information to assist such Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement or (b) use the Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement. Each Party shall be responsible for any breach of this Section 9 caused by any of its affiliates, employees, advisors or other representatives.

10.	Non-Disparagement. The Parties agree that at no time, shall any Party make, or cause or assist any other person or entity to make, any statement or other communication to any third party, reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/internet format, social media or any other medium) which impugns or attacks, or is otherwise critical of, the reputation, business or character of the released and releasing Parties. This Section does not, in any way, restrict or impede any Party from exercising protected rights, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency; provided that such compliance does not exceed that required by the law, regulation or order.

11.	General Provisions.

a.	Representations and Warranties.

i.	Organization, Authorization: Each Party represents and warrants to the other that:

1.	Each Party has full and complete power, capacity, and authority to enter into this Agreement and to consummate all transactions and perform all obligations contemplated by this Agreement;

2.	The execution of this Agreement has been duly authorized by all necessary corporate action, if any, on the part of each Party; and

3.	This Agreement constitutes a legal, valid, and binding obligation, enforceable in accordance with its terms.

ii.	No Assignment or Transfer. Each Party represents and warrants to the other Party that it is the sole and lawful owner of all right, title, and interest in and to the Party’s respective Released Claims; that it has not assigned or transferred any rights, demands, claims, causes of action, and/or interest related to its respective Released Claims or this Agreement, either in full or in part; and that it is not a party to any agreement that could require it to sell, transfer, assign, or otherwise dispose of such rights, demands, claims, causes of action, and/or interest related to its respective Released Claims or to this Agreement, either in full or in part.

iii.	Company Consent and Approval. Each Party represents and warrants to the other Parties that all necessary third parties have consented to and approved this Agreement and the performance of the obligations contemplated by this Agreement, or that such consent and approval are not required for the execution of this Agreement or the performance by the Party of its obligations contemplated by this Agreement.

b.	Further Assurances. Each Party agrees to execute and deliver all such documents and instruments and to take all such further actions as the other Parties may reasonably deem necessary or appropriate to confirm, carry out, and effectuate fully the intent and purpose of this Agreement and to enjoy the benefits contemplated by this Agreement.

c.	Denial of Liability; Compromise; No Admissions. This Agreement represents a compromise of certain disputed claims, demands, rights, and causes of action, and nothing in this Agreement is intended to be or may be construed as an admission, waiver, estoppel, or accord and satisfaction on the part of one or more Parties. Each of the Parties expressly denies any and all wrongdoing, fault, and liability of any and all kinds whatsoever.

d.	No Prevailing Party. Neither of the Parties shall be deemed to be a “prevailing party” in any respect. Each Party shall bear its own fees, costs, and expenses, including, but not limited to, attorneys’ fees and expert expenses, related to or arising out of the dispute between the Parties and the negotiation, drafting, execution, and performance of this Agreement.

e.	Time of the Essence. Time is of the essence in every provision of this Agreement. BVPA and VCV further agree that MS has the right to immediately seek judgment pursuant to Section 3 as to any amount of the payment not timely made pursuant to Section 2 of this Agreement or the PSA, with a credit for any amounts timely received.

f.	Future Discovery of Facts. Each Party acknowledges that it may hereafter discover facts different from or in addition to those which the Parties now know or believe to be true with respect to the Released Claims. Nonetheless, each Party agrees that this Agreement shall be effective, and shall remain effective, in all respects notwithstanding such different or additional facts, or the discovery of the same.

g.	Final and Binding Agreement. This Agreement, including its terms, conditions, and obligations, shall be binding upon and inure to the benefit of the Parties and their respective agents, representatives, successors, assigns, subsidiaries, affiliates, and beneficiaries.

h.	No Oral Modification. No amendment, modification, change, waiver, or alteration of the terms or provisions of this Agreement, whether in full or in part, shall be binding unless the same shall be in writing and duly executed by all Parties.

i.	Voluntary and Informed Consent and Execution. Each of the Parties warrant and represent that they have had the opportunity for representation in the negotiations for, and in the performance of, this Agreement, by separate and independent counsel of their own choice, that they have had the opportunity to have this Agreement translated by a translator of their own choice and into a language of their choosing, that they have read this Agreement and/or have had it fully explained to them by counsel and/or such translator, that they are fully informed of the contents of this Agreement and its legal effect, and that they and their respective signatories are fully authorized and competent to execute this Agreement on their behalf. Each Party further warrants and represents that this Agreement is executed voluntarily by the party, without any duress or undue influence.

j.	Waiver. No failure or delay by a Party to insist upon the strict performance of any term, condition, or covenant of this Agreement, or to exercise any right, power, or remedy under this Agreement shall constitute a waiver of the same or any other term of this Agreement or preclude such Party from enforcing or exercising the same or any such other term, conditions, covenant, right, power, or remedy at any later time.

k.	No Third-Party Beneficiaries. This Agreement is for the benefit of each Party individually and the Parties collectively. Other than the Parties to this Agreement, there are no intended third-party beneficiaries, and the Parties expressly disclaim any unintended third-party beneficiaries to this Agreement or to any part of this Agreement.

l.	Dispute Resolution. This Agreement, and any dispute arising out of relating to, or in connection with this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Any legal action or proceeding with respect to this Agreement, and the rights and obligations arising under this Agreement, or for recognition and enforcement of any judgment with respect to this Agreement and the rights and obligations arising under this Agreement brought by the other Party to this Agreement or its successors or assigns shall be brought and determined in any state or federal court sitting in the city of Wilmington, Delaware. Each Party hereby irrevocably submits with regard to any such action or proceeding for itself and with respect to its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts.

m.	Waiver of Jury Trial. The Parties irrevocably waive any and all rights they may have to a trial by jury in any action, proceeding or claim of any nature relating to this Agreement, any documents executed in connection with this Agreement, or any transaction contemplated in any of such documents. The Parties acknowledge that the foregoing waiver is knowing and voluntary.

n.	Attorneys’ Fees, Costs, and Expenses. In any suit, action, and/or any other proceeding arising under or related to this Agreement, the prevailing party shall be entitled to an award of its costs, fees, and expenses, including reasonable attorneys’ fees and expert costs and expenses.

o.	Construction. This Agreement was negotiated and prepared by the Parties and their respective attorneys. The Parties agree that the rule of construction that an ambiguous contract should be construed against the drafter shall not be applied in any construction or interpretation of this Agreement. The singular form of a word shall also mean and include the plural (and vice versa), and the masculine gender shall also mean and include the feminine and gender neutral (and vice versa).

p.	Entire Agreement. This Agreement, including any attached exhibits, constitutes a single, integrated, written contract expressing the entire understanding and agreement between the Parties with respect to the subject matter of this Agreement and supersedes any and all prior and or contemporaneous negotiations, correspondence, understandings, representations, letters of intent or other agreement(s). The terms of the Agreement are contractual and not merely recitals. No other agreement, written or oral, expressed or implied, exists between the Parties with respect to the subject matter of this Agreement, and the Parties declare and represent that no promise, inducement, or other agreement not expressly contained in this Agreement has been made conferring any benefit upon them.

q.	Execution in Counterparts; Electronic and Photocopied Signatures. This Agreement may be executed in two or more counterparts, all of which shall constitute but one and the same contract.

r.	Electronic Transmission. Any Party to this Agreement shall have the right to rely upon an executed copy hereof transmitted electronically to the same and full extent as the originals.

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IN WITNESS HEREOF, the Parties have executed this Agreement effective as of the Closing Date listed above.

Blue Ridge Digital Mining LLC			BV Power Alpha LLC

By:	/s/ Mikhail Trubchik		By:	/s/ Jerry Tang
	Name:	Mikhail Trubchik		Name:	Jerry Tang
	Title:	Authorized Signatory		Title:	Authorized Signatory
	Date:	05/15/2025		Date:	05/15/2025

Merkle Standard LLC			VCV Digital Infrastructure Holdings LLC

By:	/s/ Mikhail Trubchik		By:	/s/ Jerry Tang
	Name:	Mikhail Trubchik		Name:	Jerry Tang
	Title:	Authorized Signatory		Title:	Authorized Signatory
	Date:	05/15/2025		Date:	05/15/2025

VCV Digital Infrastructure Alpha LLC

By:	/s/ Jerry Tang
	Name:	Jerry Tang
	Title:	Authorized Signatory
	Date:	05/15/2025

Exhibit A

Purchase and Sale Agreement

(see attached)

Exhibit B

Contribution Agreement

(see attached)

Exhibit C

Resolutions of MS

(see attached)

Exhibit D

Blue Ridge Consent of Member

(see attached)

Exhibit E

Assignment & Assumption Agreement

(see attached)

Exhibit F

Security Agreement

(see attached)

Exhibit G

Confession of Judgment Affidavit

(see attached)